Exhibit 10.4

Execution Version

TAX RECEIVABLE AGREEMENT

by and among

AGILITI, INC.,

AGILITI HOLDCO, INC.,

and

IPC/UHS, L.P.,
as Stockholders’ Representative

Dated as of

January 4, 2019

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of January 4, 2019 is hereby entered into by and among Agiliti Holdco, Inc. (f/k/a UHS Holdco, Inc.), a Delaware corporation (the “Company”), Agiliti, Inc., a Delaware corporation, as guarantor hereunder (“PubCo”), IPC/UHS, L.P., solely in the capacity of the Stockholders’ Representative (the “Stockholders’ Representative”), and each of the successors and assigns thereto.

RECITALS

WHEREAS, the Persons listed as stockholders and optionholders on Schedule A hereto (collectively, the “Sellers”) are the record owners of the issued and outstanding Common Stock, Options and Restricted Stock Units of the Company as listed on Schedule A;

WHEREAS, PubCo, Federal Street Acquisition Corp., a Delaware corporation (“Parent”), Umpire SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of PubCo (“Parent Merger Sub”), Umpire Cash Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent Merger Sub (“Company Merger Sub”), the Company, solely in their capacities as the Majority Stockholders, IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P., each a Delaware limited partnership, the Stockholders’ Representative, and solely for purposes of Sections 1.6 and 9.12 thereof, Umpire Equity Merger Sub, Inc., a Delaware corporation entered into the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2018 (the “Merger Agreement”; capitalized terms used and not otherwise defined herein are used as defined therein);

WHEREAS, on the Closing Date, pursuant to the Merger Agreement, (a) Parent Merger Sub shall merge with and into Parent, with Parent surviving such merger (the “Parent Merger”), (b) immediately after the Parent Merger, Company Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Company Merger”, and together with the Parent Merger, the “Mergers”), and (c) immediately after the Mergers, PubCo shall contribute its Company stock to Parent (collectively with the Mergers, the “Transactions”), following which Parent will become a wholly-owned Subsidiary of PubCo, the Company will become a wholly-owned subsidiary of Parent, and PubCo will become a publicly traded company;

WHEREAS, upon completion of the Transactions, PubCo, Parent, the Company, and Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.), a Delaware corporation and wholly-owned Subsidiary of the Company (“UHS Opco”) and certain of the UHS Subsidiaries (together with the Company and UHS Opco, the “UHS Group”) shall make an election to file a consolidated return and be treated as a consolidated group for U.S. federal income tax purposes, and may make similar elections under applicable state and local law, if available;

WHEREAS, prior to and as a result of the Transactions, the UHS Group has generated NOLs (as defined herein) that the PubCo and its Subsidiaries may be entitled to utilize following the Closing;

WHEREAS, this Agreement is intended to provide payments to the Stockholders’ Representative for the benefit of the Sellers in an amount equal to eighty-five percent (85%) of the Realized Tax Benefit (as defined herein) from the utilization of the NOLs subject to the terms hereof;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                Definitions.  As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Agreed Rate” means for any day, a rate per annum equal to the Prime Rate in effect on such date.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.3(b).

“Applicable Treasury Rate”  means a rate equal to the yield to maturity, as of the date an Early Termination Notice is delivered, of United States Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if such Early Termination Notice is delivered prior to the fifth anniversary of the Closing Date, 10 years, (b) if such Early Termination Notice is delivered on or after the fifth anniversary of the Closing Date but prior to the fifteenth anniversary of the Closing Date, the number of years from the date such Early Termination Notice is delivered through the fifteenth anniversary of the Closing Date, or (c) if such Early Termination Notice is delivered on or after the fifteenth anniversary of the Closing Date, two years.  If there are no United States Treasury securities with a constant maturity equal to the Applicable Maturity, the yield to maturity shall be interpolated from the United States Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.

“Business Day” has the meaning set forth in the Merger Agreement.

“Change of Control” means any of the following to the extent occurring after the Closing:

i.                  a merger, reorganization, consolidation or similar form of business transaction directly involving PubCo unless, immediately following such transaction, more than fifty percent (50%) of the voting power of the then outstanding voting stock of PubCo resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent of such Person that as a result of such transaction owns PubCo) is held, directly or indirectly, by the existing PubCo equity holders (determined immediately prior to such transaction and any related transactions) or one or more Affiliates;

ii.               a transaction in which PubCo, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of PubCo’s assets to Person other than a Person controlled by PubCo, with the term “control” for purposes of this clause (ii) meaning the possession, directly or indirectly, of the power to vote more than eighty percent (80%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies);

iii.            a transaction in which there is an acquisition of control of PubCo by a Person or group of Persons, with the term “control” for purposes of this clause (iii) meaning the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies); or

iv.           the liquidation or dissolution of PubCo.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Company Merger Sub” is defined in the recitals.

“Company Merger” is defined in the recitals.

“Deductible Expenses” means United States federal, state and local tax deductions available to the UHS Group (including any successor consolidated group, or any successor entities to the UHS Group, including, for the avoidance of doubt, Pubco and its Affiliates) attributable to (i) any and all deductible costs and expenses incurred by the UHS Group or by or on behalf of Sellers (to the extent such amounts are a liability of the UHS Group) as a direct result of the consummation of the Transactions contemplated by the Merger Agreement; (ii) all success-based fees of professionals (including investment bankers and other consultants and advisors) paid by or on behalf of any member of the UHS Group or any UHS Subsidiary in connection with the transactions contemplated by this Agreement (calculated taking into account any election made pursuant to Revenue Procedure 2011-29 for any fees to which it applies); (iii) the capitalized financing costs and expenses and any prepayment premium as a result of the satisfaction of Indebtedness in connection with the Closing; (iv) all sale, “stay-around,” retention, change of control or similar bonuses or payments paid to current or former employees, directors or consultants of the UHS Group as a result of the Closing; (v) all payments made to holders of Cash Settled Options, Rollover Options or RSUs pursuant to Section 2.7 of the Merger Agreement; and (vi) the exercise or cancellation of each Rollover Option, limited to the excess of $10 over the exercise price of such Rollover Option, taken into account when a deduction is recognized for U.S. federal income tax purposes with respect to such Rollover Option; (vii) any Medicare taxes imposed with respect to any of the foregoing; and (viii) Incremental Debt Costs, in each case (except with respect to clause (vi) or the portion of clause (vii) that relates to clause (vi)), to the extent included in the calculation of Closing Company Transaction Expenses or Closing Indebtedness or otherwise paid by a member of the UHS Group prior to the Closing.

“Default Rate” means Prime Rate plus 200 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 6.8(a).

“Divestiture” means the sale of the Company or any of its direct or indirect Subsidiaries, other than any such sale that is part of a Change of Control.

“Divestiture Acceleration Payment” is defined in Section 4.4(c).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.3.

“Early Termination Notice” is defined in Section 4.3.

“Early Termination Schedule” is defined in Section 4.3.

“Early Termination Payment” is defined in Section 4.4(b).

“Early Termination Rate” means the Applicable Treasury Rate.

“Expert” is defined in Section 6.9.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of PubCo and its Subsidiaries using the same methods, elections, conventions and practices used on the relevant PubCo Group Return calculated without taking into account (i) the use of Tax Benefits, if any, (ii) the TRA Tax Benefits, (iii) any net operating losses generated by Parent prior to the Closing, and (iv) any net operating losses generated by PubCo and its Subsidiaries after the Closing Date, in each case as determined by PubCo pursuant to Section 2.1(b).

“Interest Amount” is defined in Section 3.1(b).

“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“Material Objection Notice” is defined in Section 4.3.

“Mergers” is defined in the recitals.

“Merger Agreement” is defined in the recitals.

“Modified Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of PubCo and its Subsidiaries for such Taxable Year, but excluding any deductions attributable to (i) any net operating losses generated by Parent prior to the Closing, (ii) any net operating losses generated by PubCo or its Subsidiaries after the Closing Date, in each case as determined by PubCo pursuant to Section 2.1(b).

“Net Tax Benefit” is defined in Section 3.1(b).

“New Tax Group” is defined in Section 6.11(a).

“NOLs” means any United States federal, state and local deductions, net operating losses or net operating loss carryforwards (i) of any member of the UHS Group or any of the UHS Subsidiaries in existence as of the end of day on the Closing Date and (ii) without duplication, of PubCo and its Affiliates (including any members of the UHS Group) as a result of the incurrence or payment any Deductible Expenses.

“Objection Notice” is defined in Section 2.2(a).

“Parent” is defined in the preamble.

“Parent Merger” is defined in the recitals.

“Parent Merger Sub” is defined in the recitals.

“Payment Date” means any date on which a payment is made pursuant to this Agreement.

“Person” means any individual, corporation, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Prime Rate” means the highest prime rate of interest quoted from time to time by The Wall Street Journal, U.S. Edition, as the “base rate” on corporate loans at large money center commercial banks.  The parties acknowledge that the “base rate” is not necessarily the lowest rate offered by such large money center commercial banks.

“PubCo” is defined in the recitals.

“PubCo Group Return” means the United States federal, state or local Tax Return, as applicable, of the affiliated or consolidated group of which PubCo is the parent, filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability for such Taxable Year over the Modified Tax Liability of PubCo and its Subsidiaries for such Taxable Year.  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 6.9.

“Reconciliation Procedures” is defined in Section 2.2(a).

“Schedule” means (i) a Tax Benefit Schedule, or (ii) the Early Termination Schedule.

“Section 382 Ownership Change” means an “ownership change” in respect of the Company or any of its Subsidiaries for purposes of Section 382 of the Code, provided that a Section 382 Ownership Change shall not result from an “ownership change” that is substantially attributable to the Transactions.

“Sellers” is defined in the recitals.

“Stockholders’ Representative” is defined in the preamble.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.1(a).

“Tax Benefits” means the NOLs.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or a comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority relating to Taxes.

“TRA Tax Benefits” means (i) any interest imputed with respect to the Company’s payment obligations under this Agreement under Sections 1272, 1274 or 483 (or other provision of the Code) and any similar provision of state and local tax law, (ii) any deductions with respect to compensatory payments made hereunder with respect to the Cash Settled Options, Rollover Options and RSUs, and (iii) any other deductions available to PubCo and its Subsidiaries attributable to the Company’s payment obligations under this Agreement.

“Transactions” is defined in the recitals.

“Transferred NOLs” means, in the event of a Divestiture, the NOLs attributable to the Company or its Subsidiaries sold in a Divestiture to the extent such NOLs are transferred as part of such Divestiture under applicable Tax law (disregarding any limitation on the use of such

NOLs as a result of the Divestiture) and do not remain under the applicable tax law as a Tax asset of PubCo or any of its Subsidiaries (other than the entity sold in such Divestiture).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“UHS Group” is defined in the recitals.

“UHS Opco” is defined in the recitals.

“UHS Subsidiaries” means any Person of which the Company or UHS Opco owns directly or indirectly through control of the outstanding capital stock (or other equity interests) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) PubCo and its Subsidiaries will have taxable income for the Taxable Year in which such date occurs sufficient to fully utilize the deduction attributable to any unutilized Tax Benefits and TRA Tax Benefits; (b) the United States federal, state and local income tax rates that will be in effect for any Taxable Year beginning after such Early Termination Date will be those specified for such Taxable Year by the Code and other law as in effect on such Early Termination Date; (c) the utilization of the NOLs for each such Taxable Year or future Taxable Year, as applicable, will be determined based on the Tax laws in effect on such Early Termination Date; and (d) any Rollover Options that have not been exercised on or before such Early Termination Date will be treated as exercised at the end of the day on such Early Termination Date; provided, that the amount of TRA Tax Benefits shall be determined by assuming that PubCo and its Subsidiaries will make payments pursuant to Section 3.1(a) on the date that is sixty-five (65) calendar days after the due date (including extensions) of PubCo’s United States federal consolidated income Tax Return.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1.                                Tax Benefit Schedule.

(a)                                 Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the United States federal income tax return of PubCo for any Taxable Year, but in no event later than September 30, 2023 for the Taxable Year ending in 2022, the Company shall provide to the Stockholders’ Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit for such Taxable Year (a “Tax Benefit Schedule”).  The Tax Benefit Schedule will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b).

(b)                                 Applicable Principles. The Realized Tax Benefit for each Taxable Year is intended to measure the decrease in the modified liability for Taxes of PubCo and its Subsidiaries for such Taxable Year attributable to the Tax Benefits and the TRA Tax Benefits.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  For the purposes of calculating the Realized Tax Benefit, the liability for Taxes in a Taxable Year shall be calculated as if the UHS Group’s NOLs are utilized prior to (i) any net operating losses generated by Parent prior to the Closing, (ii) any net operating losses generated by PubCo and its Subsidiaries on the Closing Date, and (iii) any net operating losses generated by the PubCo and its Subsidiaries at any time following the Closing, in each case as determined by PubCo, and the Company may use reasonable estimation methodologies for calculating the portion of the Realized Tax Benefit attributable to U.S. state or local Taxes.  For the avoidance of doubt, the liability for Taxes will take into account (x) the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Company as consideration in the Company Merger, and (y) any payments made pursuant to this Agreement in respect of Cash Settled Options, Rollover Options or RSUs shall be treated as compensatory payments for services and shall be deductible as such by PubCo and its Subsidiaries, as applicable.  In the event of a Section 382 Ownership Change following the date hereof, all amounts payable under this Agreement, including any Tax Benefit Payments, shall, under all circumstances, continue to be calculated in all respects as if such Section 382 Ownership Change had not occurred.  Carryovers or carrybacks of any NOL or other Tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of applicable law governing the use, limitation and expiration of carryovers or carrybacks of the relevant type; provided that all amounts payable under this Agreement, including any Tax Benefit Payments, shall, under all circumstances, continue to be calculated in all regards as if the NOLs have not expired.

Section 2.2.                                Procedures, Amendments.

(a)                                 Procedure.  Each time the Company delivers to the Stockholders’ Representative an applicable Schedule pursuant to this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to the Stockholders’ Representative schedules, workpapers, and a reasonably detailed calculation by the Company of the Hypothetical Tax Liability, the Modified Tax Liability and the Realized Tax Benefit and (y) allow the Stockholders’ Representative reasonable access during normal business hours at no cost to the appropriate representatives at the Company or any relevant Subsidiary of PubCo, as appropriate, as requested by the Stockholders’ Representative in connection with a review of such Schedule.  Without limiting the application of the preceding sentence, upon the reasonable request of the Stockholders’ Representative, the Company shall deliver to the Stockholders’ Representative any other relevant work papers and the final PubCo Group Return for the applicable Taxable Year.  An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date upon which the Stockholders’ Representative has received the applicable Schedule or amendment thereto unless the Stockholders’ Representative (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule (an “Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Company.  If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Company of an

Objection Notice, the Company and the Stockholders’ Representative shall employ the reconciliation procedures as described in Section 6.9 (the “Reconciliation Procedures”).

(b)                                 Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a Tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1.                                Payments.

(a)                                 Payments.  Within five (5) calendar days after a Tax Benefit Schedule delivered to the Stockholders’ Representative becomes final in accordance with Section 2.2(a), the Company shall pay to the Sellers in accordance with their Pro Rata Percentages (as defined in the Merger Agreement) the Tax Benefit Payment for such Taxable Year as determined pursuant to Section 3.1(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Sellers to the Company for payment of the cash portion of the Merger Consideration or such other account as such Seller may specify in writing to the Company and the Stockholder Representative.  Notwithstanding the payment procedures above, compensatory payments in respect of any of the Cash Settled Options, Rollover Options or RSUs of the Sellers shall be paid through the Company’s payroll procedures.  Notwithstanding anything to the contrary in this Agreement, Tax Benefit Payments paid on or before the fifth anniversary of the Closing Date in respect of any of the Cash Settled Options, Rollover Options or RSUs of the Sellers are intended to qualify as “transaction-based compensation” under Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).  Notwithstanding anything to the contrary in this Agreement, Tax Benefit Payments due to the Sellers after the fifth anniversary of the Closing Date in respect of any of the Cash Settled Options, Rollover Options or RSUs of the Sellers shall be paid to a Seller only if either (i) such Seller is employed by the Company on the first day of the calendar year following the Taxable Year for which the Realized Tax Benefit was calculated with respect to such Tax Benefit Payment or (ii) the Company has aggregate revenue of at least $225,000,000 (equitably adjusted downward for any corporate divestitures, spin-offs or similar transactions) for the first two quarters of the Taxable Year following the Taxable Year for which the Realized Tax Benefit was calculated with respect to such Tax Benefit Payment.

(b)                                 Tax Benefit Payments; Net Tax Benefit; Interest Amount.  A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount for such Taxable Year.  Exhibit A attached hereto sets forth the Company’s good faith estimate of applicable NOLs and Deductible Expenses as of the

Closing Date.  The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the total of:

(i)                                     the Realized Tax Benefit as of the end of such Taxable Year, plus

(ii)                                  the amount of the excess, if any, of the Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for such previous Taxable Year, minus

(iii)                               the amount of the excess, if any, of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Amended Tax Benefit Schedule for such previous Taxable Year;

provided, however, that to the extent the amounts described in Section 3.1(b)(ii) and Section 3.1(b)(iii) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, however, that to the extent that an amount described in Section 3.1(b)(iii) does not actually reduce the Tax Benefit Payment for a Taxable Year because the Tax Benefit Payment cannot be less than zero, such amount shall be carried forward and applied to future Tax Benefit Payments.  The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the PubCo Group Return with respect to Taxes for such Taxable Year until the Payment Date.  Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing the Valuation Assumptions substituting the terms “the closing date of a Change of Control” for an “Early Termination Date” in the definition thereof.

Section 3.2.                                Late Payments.  The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Sellers when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was properly due and payable.

Section 3.3.                                Guarantee.  PubCo hereby guarantees, as a primary obligor and not as a surety to the Sellers or the Stockholders’ Representative and their respective permitted successors and assigns, the prompt payment in full when due, any amount outstanding under, or the timely performance of, all of the Company’s obligations under this Agreement. PubCo hereby agrees that, if the Company fails to pay in full when due any amount outstanding under any of the Company’s obligations hereunder, PubCo shall promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Company’s obligations hereunder, the same will be promptly paid in full when due in accordance with the terms of such extension or renewal.  The obligations of PubCo under this Section 3.3 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Company’s obligations hereunder or any other agreement or instrument referred to herein or therein, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or PubCo (except for payment in full). The guarantee in this Section 3.3 is a continuing guarantee of payment and shall apply to all obligations of the Company hereunder whenever arising. PubCo hereby agrees that, until the payment in full in cash and satisfaction in full of all of the amount outstanding under, or the timely performance of, all of the Company’s obligations hereunder and the expiration and termination of this Agreement, it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in this Section 3.3, whether by subrogation or otherwise, against the Sellers or the Stockholders’ Representative.

ARTICLE IV

TERMINATION

Section 4.1.                                Termination Generally.  This Agreement shall terminate on the date on which all required Tax Benefit Payments have been made under this Agreement.

Section 4.2.                                Early Termination and Breach of Agreement.

(a)                                 With the written approval of a majority of the board of directors of PubCo, the Company may terminate this Agreement with respect to all amounts payable to the Sellers at any time by causing the Company to pay to the Sellers their Pro Rata Percentage (as defined in the Merger Agreement) of the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the entire Early Termination Payment by the Sellers.  Upon payment of the Early Termination Payment by the Company, the Company shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Company and the Stockholders’ Representative as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment).

(b)                                 In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the effective date of such Change of Control and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such date, (ii) any Tax Benefit Payment agreed to by the Company and the Stockholders’ Representative as due and payable but unpaid as of the date of the deemed Early Termination Notice, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the deemed Early Termination Notice (except to the extent that the amount described in clause (ii) or (iii) is included in the Early Termination Payment).

(c)                                  In the event that (x) the Company breaches any of its material obligations under this Agreement, whether as a result of failure of the Company to make any payment when due or failure to honor any other material obligation required hereunder or (y) a case is commenced under the Bankruptcy Code against PubCo, Parent or the Company and is not dismissed in sixty (60) days, then, in the case of clause (x) upon notice from the Company and in the case of clause (y) automatically, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such event and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such event, (ii) any Tax Benefit Payment agreed to by the Company and the Stockholders’ Representative as due and payable but unpaid as of the date of such event, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such event (except to the extent that the amount described in clause (ii) or (iii) is included in the Early Termination Payment).  Notwithstanding the foregoing, in the event that the Company breaches this Agreement, the Stockholders’ Representative shall be entitled to elect for the Sellers to receive the amounts set forth in clauses (i), (ii) and (iii) above, or to seek specific performance of the terms hereof from the Company (or PubCo as guarantor).  The parties agree that the failure of the Company to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement until three (3) months of the date such payment is due.

(d)                                 In the event of a Divestiture, the Company shall pay to the Sellers the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated using the Valuation Assumptions.

Section 4.3.                                Early Termination Notice.  In the event of a Change of Control, Divestiture, or if the Company chooses to exercise its right of early termination under Section 4.2 above, the Company shall deliver to the Stockholders’ Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Company’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment.  The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Stockholders’ Representative has received such Schedule or amendment thereto unless the Stockholders’ Representative (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Company with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Company (the “Early Termination Effective Date”).  If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Company of the Material Objection Notice, the Stockholders’ Representative and the Company shall employ the Reconciliation Procedures.

Section 4.4.                                Payment upon Early Termination.

(a)                                 Within three (3) calendar days after the Early Termination Effective Date, the Company shall pay to the Sellers an amount equal to the Early Termination Payment.  Such payment shall be made by wire transfer of immediately available funds in the manner described in Section 3.1.

(b)                                 “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Company to the Sellers beginning from the Early Termination Date and applying the Valuation Assumptions; provided, however, that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the NOLs resulting from the Change of Control.

(c)                                  A “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal the present value (discounted at the Early Termination Rate as of such date) of the Tax Benefit Payments resulting solely from the Transferred NOLs that would be required to be paid by the Company to the Sellers beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred NOLs arising from the Divestiture.

ARTICLE V

TAX MATTERS; CONSISTENCY; COOPERATION

Section 5.1.                                Participation in Tax Matters.  Except as otherwise provided herein and in Section 5.9 of the Merger Agreement, PubCo shall have full responsibility for, and sole discretion over, all Tax matters concerning PubCo and its Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  PubCo shall act in good faith with respect to the foregoing and will not take any action, or authorize or permit any of its affiliates or representatives to take any action, that materially reduces the amount of any Tax Benefit Payment or delays the timing of any Tax Benefit Payment, including making any material change in accounting policies or practices (except for any such change required by GAAP or by applicable law).  Notwithstanding the foregoing, PubCo shall notify the Stockholders’ Representative of, and keep the Stockholders’ Representative reasonably informed with respect to, the portion of any audit of PubCo or any of its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Company, the Stockholders’ Representative or the Sellers under this Agreement, and shall provide the Stockholders’ Representative with a reasonable opportunity to provide information and other input to PubCo and its advisors concerning the conduct of any such portion of such audit.

Section 5.2.                                Consistency.  PubCo, the Company, the Stockholders’ Representative and the Sellers agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment) in a manner consistent with that specified in any Schedule required to be provided by or on behalf of the Company under this Agreement, unless otherwise required by law.

Section 5.3.                                Deduction of Deductible Expenses.  PubCo shall deduct, or shall cause the appropriate Subsidiary of PubCo to deduct, any applicable Deductible Expenses to the fullest extent allowed by law in the earliest Taxable Year that such Deductible Expenses are permitted to be deducted; provided that PubCo or the applicable Subsidiary shall not be required to deduct any amount in any Taxable Year that is not “more likely than not” deductible in such Taxable Year.

ARTICLE VI

MISCELLANEOUS

Section 6.1.                                Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received on the date of delivery if delivered personally or via email or on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to PubCo or the Company, to:

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 36

Minneapolis, Minnesota 55439

Attention:	Thomas Leonard, Chief Executive Officer
E-mail:	tomleonard@uhs.com

and

c/o Federal Street Acquisition Corp.

100 Federal Street, 35th Floor

Boston, MA 02110

Attention: Shari H. Wolkon, General Counsel

E-mail: swolkon@thl.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:	Jon A. Ballis, P.C. Richard J. Campbell, P.C. Carol Anne Huff Christopher R. Elder
E-mail:	jon.ballis@kirkland.com richard.campbell@kirkland.com carolanne.huff@kirkland.com christopher.elder@kirkland.com

If to the Stockholders’ Representative, to:

c/o Irving Place Capital

745 Fifth Avenue, 7th Floor

New York, New York 10153

Attention:	Keith Zadourian
E-mail:	kzadourian@irvingplacecapital.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Harvey Eisenberg
Mark Schwed
Email:	Harvey.Eisenberg@weil.com
Mark.Schwed@weil.com

Any party may change its address or email address by giving the other party written notice of its new address or email address in the manner set forth above.

Section 6.2.                                Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile or PDF transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.3.                                Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.4.                                Governing Law.

(a)                                 This Agreement, and all claims or causes of action (whether in contract, tort or statute) or matters (including matters of validity, construction, effect, performance and remedies) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal substantive and procedural laws of the State of New York, including its statutes of limitations (without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction and regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b)                                 Each party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Dispute shall be resolved in accordance with the provisions of this Agreement, including Section 6.8 and Section 6.9, and if legal action is permitted to be brought in a court of law, shall be  brought only to the exclusive jurisdiction of the courts of the State of New York in the City of New York or  the federal courts located in the City of New York, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.  During the period a Dispute that is filed in accordance with this Section 6.4 is pending before a court, all actions, suits or proceedings with respect to such  Dispute or any other  Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such courts.  Each party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper.  A final judgment in any action, suit or proceeding described in this Section 6.3 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.  EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.  IF THE SUBJECT MATTER OF ANY SUCH DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 6.5.                                Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.6.                                Successors; Assignment; Amendments; Waivers.

(a)                                 Each of the Sellers may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, agreeing to become a Seller for all purposes of this Agreement, except as otherwise provided in such joinder.

(b)                                 The Stockholders’ Representative may assign its rights under this Agreement in its sole discretion to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, agreeing to become the Stockholders’ Representative for all purposes of this Agreement, except as otherwise provided in such joinder.  Each Seller agrees to that such transferee shall, with respect to this Agreement, be subject to all of the rights and obligations of the Stockholders’ Representative set forth in Section 9.14 of the Merger Agreement.

(c)                                  No provision of this Agreement may be amended unless such amendment is approved in writing by both the Company and the Stockholders’ Representative.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d)                                 All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto, including the Sellers, and their respective successors, assigns, heirs, executors, administrators and legal representatives.  PubCo and the Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo or the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo and/or the Company (as applicable) would be required to perform if no such succession had taken place.

Section 6.7.                                Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.8.                                Resolution of Disputes. Except to the extent provided in Section 6.9, to the fullest extent permitted by Law and subject to the provisions of this Section 6.8, the parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement and the validity, scope and enforceability of this arbitration provision (whether based on contract, tort, statute or other legal or equitable theory) (a “Dispute”), shall be resolved in binding arbitration in accordance with the following provisions:

(a)                                 Such Dispute shall be resolved by binding arbitration administered by JAMS in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures as in effect at the time of the arbitration.

(b)                                 Such arbitration shall be conducted by a tribunal consisting of three (3) arbitrators, with one neutral arbitrator to be appointed by each party within 15 days after commencement of the arbitration and the third neutral arbitrator to be appointed within 30 days of the commencement of the arbitration by the two (2) arbitrators so appointed. If a party fails to appoint an arbitrator within the allotted time, then JAMS shall appoint such arbitrator, and if the two arbitrators do not agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules.  All arbitrators shall serve as neutral, independent, and impartial arbitrators. The arbitrators shall be lawyers admitted to the practice of law in the State of New York.

(c)                                  Such arbitration shall be held in the Borough of Manhattan, City of New York, State of New York, or such other location to which the parties hereto may agree, and shall be in the English language.

(d)                                 Except as required by Law, the parties and the arbitrators shall maintain the confidential nature of the arbitration proceeding (including without limitation the existence of the proceeding, the pleadings, and any information exchange in discovery, the hearing, and the award), except as may be necessary to prepare for or conduct the arbitration, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, except that to the extent necessary a party may disclose the existence of the arbitration and the pleadings to a party’s legal or financial or tax advisors or as required by any of its organizational documents or agreements with respect to indebtedness; provided that each recipient has consented to keep the material confidential in accordance with applicable Law and professional norms.  A party may request the arbitrators to order additional confidentiality protection with regard to particular information or types of information.  Any court proceedings relating to the arbitration, including, without limiting the generality of the foregoing, any proceeding for provisional relief (including temporary restraining orders, temporary protective orders, and preliminary injunctive relief) pending arbitration or in aid of arbitration or both or any proceeding seeking to enforce, confirm, modify or vacate an arbitration award, shall be filed under seal with the court, to the extent permitted by Law.

(e)                                  The arbitrators may grant any legal or equitable remedy that would otherwise be available from a court of competent jurisdiction under applicable Law, including specific performance or injunctive relief; provided, however, that before the arbitration panel is selected as provided in this Agreement, provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, pending arbitration or in aid of arbitration or both shall be available solely from the federal and state courts of the State of New York as provided in Section 12.8 or pursuant to the JAMS Emergency Relief Procedures.

(f)                                   Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and enforcement of the award may be sought in any manner permitted by applicable Law.

(g)                                  Expenses, attorneys’ fees and costs incurred in such binding arbitration shall be the obligation of and paid by the party incurring such fees and expenses.  The parties shall share equally all expenses of JAMS (including those of the arbitrators) incurred in connection with any arbitration.

(h)                                 If JAMS is unable or unwilling to commence arbitration with regard to any such Dispute within thirty (30) calendar days after the parties have met the requirements for commencement as set forth in Rule 5 of the JAMS Comprehensive Arbitration Rules and Procedures, then the Dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect.  Any such arbitration shall be subject to the provisions of subparagraphs (b) through (g) above (as if the AAA were JAMS).  If the AAA is unable or unwilling to commence such arbitration within thirty (30) calendar days after the parties have met the requirements for such commencement set forth in the aforementioned rules, then either party may seek resolution of such Dispute through litigation in accordance with Section 6.4 hereof.

Section 6.9.                                Reconciliation.  In the event that the Company and Stockholders’ Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.1, Section 2.2, Section 3.1, Section 4.3 or Section 4.4 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a partner or principal in a nationally recognized accounting or law firm (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  Unless the Company and the Stockholders’ Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo, Parent, the Company, the Stockholders’ Representative or other actual or potential conflict of interest.  The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  For the avoidance of doubt, the Expert shall determine only those matters that are in a Reconciliation Dispute and the Expert’s determination will be based upon and consistent with the terms and conditions of this Agreement. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid as prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Company except as provided in the next sentence. The Company and the Stockholders’ Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Stockholders’ Representative’s position, in which case the Company shall reimburse the Stockholders’ Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Company’s position, in which case the Stockholders’ Representative shall reimburse the Company for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 6.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.9 shall be binding on the Company and the Stockholders’ Representative and may be entered and enforced in any court having competent jurisdiction. The determination by the Expert will be based solely on presentations with respect to such disputed items by the Company and in deciding any matter, the Expert (i) will be bound by the provisions of this Section 6.9, and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Company or the Stockholders’ Representative or less than the smallest value for such item claimed by the Company or the Stockholders’ Representative.

Section 6.10.                         Withholding.  Notwithstanding any other provision of this Agreement, the Company or its withholding agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign tax law.  Compensatory payments in respect of any of the Cash Settled Options, Rollover Options or RSUs of the Sellers shall be paid through the Company’s payroll procedures and subject to applicable employment taxes.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders’ Representative for the benefit of the Sellers.

Section 6.11.                         Consolidated Group Matters; Transfers of Corporate Assets.

(a)                                 If PubCo, Parent or the Company becomes a member of an affiliated or consolidated group of corporations (other than the current affiliated or consolidated group of which PubCo is the parent) that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code (the “New Tax Group”): (i) the provisions of this Agreement relating to Parent, PubCo, the Company or the existing Tax Group shall be applied with respect to the New Tax Group as a whole; (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the New Tax Group as a whole; and (iii) any net operating losses of the New Tax Group shall not be included when calculating Modified Tax Liability and Hypothetical Tax Liability under this Agreement.  Notwithstanding anything herein, if PubCo, Parent or the Company become a member of a New Tax Group as a result of a Change of Control, the provisions of Articles III and IV shall control.

(b)                                 If any Person the income of which is included in the income of PubCo and its Subsidiaries (or New Tax Group, as applicable) transfers one or more assets to a corporation (or any Person treated as such for Tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Company’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer.  For purposes of this Section 6.11(b), the consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset.

Section 6.12.                         Actions of the Stockholders’ Representative.  For the purposes of this Agreement, any decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and the Company may rely upon any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each Seller. Section 9.14 (Stockholders’ Representative) of the Merger Agreement applies to this Agreement mutatis mutandis.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Agiliti, Inc.

By:	/s/ Thomas J. Leonard
Name:	Thomas J. Leonard
Title:	Chief Executive Officer

Agiliti Holdco, Inc.

By:	/s/ Thomas J. Leonard
Name:	Thomas J. Leonard
Title:	Chief Executive Officer

IPC/UHS, L.P.

By: IPCIII GP, LLC, its general partner

By: Irving Place Capital Partners III SPV, L.P., its sole member

By: IPC Advisors III SPV, L.P., its general partner

By: IPCM GP, LLC, its general partner,

as Stockholders' Representative

By:	/s/ Keith Zadourian
Name:	Keith Zadourian
Title:	Partner

Exhibit A

Estimated NOL’s and Deductible Expenses(1)

Category	Estimated Amount
NOLs	$160,000,000
Success-Based Fees	$10,000,000
Capitalized Financing Costs	$3,500,000
Payments to Optionholders and RSU Holders	$73,000,000
Medicare Taxes	$1,000,000
Incremental Debt Costs	0
Other Transaction Expenses	$6,300,000

(1)         All amounts listed on Exhibit A reflect estimates of the total expenses incurred.  The amounts reflected on the Exhibit A do not reflect the potential of whether an expense will be included for tax purposes and shall not be binding on the Parties hereto.